As filed with the Securities and Exchange Commission on July 19, 2005.

Registration No. 333-125681

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant specified in its charter)

Delaware	6199	75-2243266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Six Harrison Street
New York, NY 10013
(212) 925-8745
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Collins, Esq.
General Counsel
Franklin Credit Management Corporation
Six Harrison Street
New York, NY 10013
(212) 925-8745

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Michael Mayerfeld, Esq. John Bessonette, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212) 715-9346	Alan Wovsaniker, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 2 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16 of Part II. This Amendment No. 2 to the Registration Statement does not modify any provision of the Prospectus that forms a part of the Registration Statement and, accordingly, such Prospectus has not been included herein.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions):

Item Amount

SEC Registration Fee	$1,810
NASD Filing Fee	2,037	*
NASDAQ Listing Fee	100,000
Printing	80,000	*
Legal fees and expenses	475,000	*
Accounting fees and expenses	70,000	*
Underwriter’s accountable expense allowance	100,000	*
Blue Sky Fees and Expenses (including legal fees)	15,000	*
Miscellaneous	98,153	*

Total	$942,000

*	Estimated

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation provides that the Registrant shall to the fullest extent permitted by Delaware law, as in effect from time to time, indemnify each director of the Registrant or of any of its wholly- owned subsidiaries who was or is a party or is threatened to be made a party to any litigation or other legal proceeding, by reason of the fact that he or she is or was a director of the Registrant or of any of its subsidiaries (provided that such person’s actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful) against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in settlement) incurred or suffered by such director in connection with such proceeding; provided, however, that, except for proceedings to recover claims made by a director against the Registrant pursuant to such Article VI, the Registrant shall not be obligated to indemnify a director in connection with a proceeding (or part thereof) not authorized by the board of directors of the Registrant and initiated by such director against (i) the Registrant or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of the Registrant or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with the Registrant or has or had business relations with the Registrant or any of its subsidiaries.

The right to indemnification conferred by such Article VI includes the right to be paid by the Registrant the expenses incurred in connection with the defense or investigation of any such proceeding in advance of

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its final disposition; provided, however, that the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or former director, and such other reasonable assurance that the Registrant may reasonably require, that all amounts so advanced shall be repaid if it shall ultimately be determined that such director or former director is not entitled to be indemnified by the Registrant.

Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended. Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation also permits the indemnification by the Registrant or persons other than directors to the fullest extend permitted by the Delaware Corporation Law.

The Registrant has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Fifth Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Item 15. Recent Sales of Unregistered Securities

The Registrant has issued and/or sold the following securities in the past three years:

Common Stock.     In October 2004, the Registrant (i) issued 100,000 shares of restricted common stock to Jeffrey R. Johnson, its Chief Executive Officer and President, as compensation and (ii) sold 20,000 shares of common stock at a price of $5.52 per share to Mr. Johnson.

In April 2005, the Registrant issued Paul D. Colasono, its Chief Financial Officer, 17,000 shares of restricted common stock as compensation.

In April 2005, the Registrant issued 7,000 shares of restricted stock as compensation to each of Craig Galea, Managing Director of Tribeca Lending Corporation, a wholly-owned subsidiary of the Registrant, and Paride “Alex” de Calice, Managing Director of Sales and Marketing Acquisition of the Registrant.

Warrants.     In June 2004, the Registrant issued warrants to purchase 10,000 shares of its common stock at an exercise price equal to $5.00 per share, the fair market value per share of common stock on the date of grant, to a consultant in consideration for services rendered.

Stock Options.     The Registrant has granted stock options to employees under its incentive stock option plan as follows:

In 2002, the Registrant granted options to purchase an aggregate of 396,000 shares of its common stock at a weighted average exercise price of $0.75 per share.

In 2003, the Registrant granted options to purchase an aggregate of 39,000 shares of its common stock at a weighted average exercise price of $2.25 per share.

In 2004, the Registrant granted options to purchase an aggregate of 41,500 shares of its common stock at a weighted average exercise price of $0.75 per share.

The above securities were offered and sold by the Registrant in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended, or the “Act”, pursuant to Section 4(2) of the Act. No underwriters were involved in connection with any of the sales or issuances of securities referred to in this Item 15.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Exhibit

1.1**	Form of Underwriting Agreement

3.1
Fifth Amended and Restated Certificate of Incorporation. Incorporated by reference to Appendix A to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2005.

3.2	Amended and Restated By-laws. Incorporated by reference to Appendix B to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Commission on January 20, 2005.

5.1*	Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1**	Master Credit and Security Agreement, dated as of October 13, 2004, between the Registrant and Sky Bank (the “Master Credit Agreement”).

10.2
Amendment to the Master Credit Agreement, dated as of December 30, 2004 between the Registrant and Sky Bank. Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 8, 2005 (the “2004 10-K”).

10.3
Warehousing Credit and Security Agreement, dated as of September 30, 2003, between Tribeca Lending Corporation and Sky Bank (the “Warehouse Credit Agreement”). Incorporated by reference to Exhibit 10.3 to the Registrant’s 2004 10-K.

10.4	Letter, dated as of March 24, 2005, from Sky Bank to Tribeca Lending Corporation. Incorporated by reference to Exhibit 10.4 to the Registrant’s 2004 10-K.

10.5**	Second Amendment to the Warehouse Credit Agreement, effective as of May 19, 2005, between Tribeca Lending Corporation and Sky Bank.

10.6	Form of Term Loan and Security Agreement between subsidiaries of Tribeca Lending Corporation and Sky Bank. Incorporated by reference to Exhibit 10.5 to the Registrant’s 2004 10-K.

10.7
Agreement, dated March 20, 1997, between the Registrant and Sky Bank (f/k/a The Citizens Banking Company) (the “1997 Agreement”). Incorporated by reference to Exhibit 10(e) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on May 14, 1998.

10.8**	Modification to 1997 Agreement, dated March 19, 2003, between the Registrant and Sky Bank.

10.9
1996 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-122677), filed with the Commission on February 10, 2005.

10.10
Mortgage Loan Purchase and Sale Agreement, dated as of September 24, 2004, between the Registrant and Master Financial, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 20, 2004.

10.11
Mortgage Loan Purchase and Sale Agreement, dated as of June 30, 2004, between the Registrant and Bank One, Inc. Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on July 16, 2004.

10.12	Employment Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.9 to the Registrant’s 2004 10-K.

10.13	Registration Rights Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.10 to the Registrant’s 2004 10-K.

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10.14	Restricted Stock Grant Agreement, dated as of October 4, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.11 to the Registrant’s 2004 10-K.

10.15	Sublease Agreement, dated as of March 4, 2005, between the Registrant and Lehman Brothers Holdings Inc. Incorporated by reference to Exhibit 10.12 to the Registrant’s 2004 10-K.

10.16
Employment Agreement, effective as of March 28, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 16, 2005 (the “First Quarter 10-Q”).

10.17	Restricted Stock Grant Agreement, dated as of April 13, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.2 to the First Quarter 10-Q.

10.18
Employment Agreement, dated as of June 7, 2005, between the Registrant and Joseph Caiazzo. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 9, 2005.

10.19**	Warrant Agreement, dated as of April 24, 1997, between the Registrant and Steven W. Lefkowitz.

10.20*	Letter, dated as of July 19, 2005, from Sky Bank to the Registrant.

10.21*	Letter, dated as of July 19, 2005, from Sky Bank to Tribeca Lending Corporation.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP.

23.2*	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)
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24.1**	Power of Attorney (included in signature page)

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 19, 2005.

FRANKLIN CREDIT MANAGEMENT CORPORATION

By:	/s/ Jeffrey R. Johnson

Jeffrey R. Johnson Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on July 19, 2005.

Signature	Title

/s/ Jeffrey R. Johnson	President, Chief Executive Officer and Director (Principal Executive Officer)

Jeffrey R. Johnson

*	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

Paul D. Colasono

*	Vice President—Finance, Treasurer and Controller (Principal Accounting Officer)

Kimberly Shaw

*	Chairman of the Board

Thomas J. Axon

*	Director

Michael Bertash

*	Director

Frank B. Evans

*	Director

Robert M. Chiste

*	Director

Alexander Gordon Jardin

*	Director

Steven W. Lefkowitz

*	Director

Allan R. Lyons

*	Director

William F. Sullivan

*By	/s/ Jeffrey R. Johnson

Jeffrey R. Johnson, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Exhibit

1.1**	Form of Underwriting Agreement

3.1
Fifth Amended and Restated Certificate of Incorporation. Incorporated by reference to Appendix A to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2005.

3.2	Amended and Restated By-laws. Incorporated by reference to Appendix B to the Registrant’s Definitive Information Statement on Schedule 14C, filed with the Commission on January 20, 2005.

5.1*	Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1**	Master Credit and Security Agreement, dated as of October 13, 2004, between the Registrant and Sky Bank (the “Master Credit Agreement”).

10.2
Amendment to the Master Credit Agreement, dated as of December 30, 2004 between the Registrant and Sky Bank. Incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on April 8, 2005 (the “2004 10-K”).

10.3
Warehousing Credit and Security Agreement, dated as of September 30, 2003, between Tribeca Lending Corporation and Sky Bank (the “Warehouse Credit Agreement”). Incorporated by reference to Exhibit 10.3 to the Registrant’s 2004 10-K.

10.4	Letter, dated as of March 24, 2005, from Sky Bank to Tribeca Lending Corporation. Incorporated by reference to Exhibit 10.4 to the Registrant’s 2004 10-K.

10.5**	Second Amendment to the Warehouse Credit Agreement, effective as of May 19, 2005, between Tribeca Lending Corporation and Sky Bank.

10.6	Form of Term Loan and Security Agreement between subsidiaries of Tribeca Lending Corporation and Sky Bank. Incorporated by reference to Exhibit 10.5 to the Registrant’s 2004 10-K.

10.7
Agreement, dated March 20, 1997, between the Registrant and Sky Bank (f/k/a The Citizens Banking Company) (the “1997 Agreement”). Incorporated by reference to Exhibit 10(e) to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, filed with the Commission on May 14, 1998.

10.8**	Modification to 1997 Agreement, dated March 19, 2003, between the Registrant and Sky Bank.

10.9
1996 Stock Incentive Plan, as amended. Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-122677), filed with the Commission on February 10, 2005.

10.10
Mortgage Loan Purchase and Sale Agreement, dated as of September 24, 2004, between the Registrant and Master Financial, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 20, 2004.

10.11
Mortgage Loan Purchase and Sale Agreement, dated as of June 30, 2004, between the Registrant and Bank One, Inc. Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on July 16, 2004.

10.12	Employment Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.9 to the Registrant’s 2004 10-K.

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10.13	Registration Rights Agreement, effective as of October 1, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.10 to the Registrant’s 2004 10-K.

10.14	Restricted Stock Grant Agreement, dated as of October 4, 2004, between the Registrant and Jeffrey R. Johnson. Incorporated by reference to Exhibit 10.11 to the Registrant’s 2004 10-K.

10.15	Sublease Agreement, dated as of March 4, 2005, between the Registrant and Lehman Brothers Holdings Inc. Incorporated by reference to Exhibit 10.12 to the Registrant’s 2004 10-K.

10.16
Employment Agreement, effective as of March 28, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the Commission on May 16, 2005 (the “First Quarter 10-Q”).

10.17	Restricted Stock Grant Agreement, dated as of April 13, 2005, between the Registrant and Paul D. Colasono. Incorporated by reference to Exhibit 10.2 to the First Quarter 10-Q.

10.18
Employment Agreement, dated as of June 7, 2005, between the Registrant and Joseph Caiazzo. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 9, 2005.

10.19**	Warrant Agreement, dated as of April 24, 1997, between the Registrant and Steven W. Lefkowitz.

10.20*	Letter, dated as of July 19, 2005, from Sky Bank to the Registrant.

10.21*	Letter, dated as of July 19, 2005, from Sky Bank to Tribeca Lending Corporation.

21.1**	Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP.

23.2*	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included in signature page)

*	Filed herewith.
**	Previously filed.